Exhibit 4.19
                             COMPENSATION AGREEMENT

     This Compensation Agreement is dated as of April 28, 2003 among Autocarbon, Inc., a Delaware corporation (the "Company") and Simon Farrell ("Consultant").

         WHEREAS, the Company had requested that the Consultant provide the Company with services in connection with their business, and the Consultants provided the Company with such services; and

         WHEREAS, the Company compensated the Consultant with an option to purchase shares of its common stock for such services rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company has issued an option to purchase up to 5,000 shares of the Company's common stock, $.0001 par value per share, to Consultant.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            Autocarbon, Inc.
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                                            James Miller
                                            President




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                                            Simon Farrell